WESTERN NEW ENGLAND BANCORP, INC. 8-K

EXHIBIT 99.1

For further information contact:
James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, First Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2024 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 23, 2024: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2024. The Company reported net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024, compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023. On a linked quarter basis, net income was $3.0 million, or $0.14 per diluted share, as compared to net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023.

The Company also announced today that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about May 22, 2024 to shareholders of record on May 8, 2024.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased with the stability of our deposit base and believe we are well positioned to continue strengthening our deposit franchise. We maintain solid relationships with the local community, our bank regulators and our depositors and borrowers. In 2024, we will continue to focus on growing consumer and commercial relationships with an emphasis on core funding. We continue to seek out new loan opportunities in our expanded franchise to meet the needs of our community. We remain well-capitalized, with strong liquidity and strong credit quality, with nonperforming loans to total loans of 0.29% at March 31, 2024 keeping with historical levels. We remain proud of our credit-based culture. We are also working with our management team to identify expense management initiatives that may help mitigate the pressure on net interest income we are currently experiencing as the current interest rate environment continues to adversely affect the net interest margin.”

Hagan concluded, “During the first quarter, we repurchased 200,000 shares at an average price per share of $8.26 under the Company’s repurchase plan. We believe the share repurchases are a prudent use of capital that serve to enhance shareholder value, especially when they are accretive to book value. We will continue to work diligently to increase shareholder value through various capital management strategies.”

Key Highlights:

Loans and Deposits

At March 31, 2024, total loans were $2.0 billion and decreased $1.8 million, or 0.1%, from December 31, 2023. The decrease in total loans was due to a decrease in commercial and industrial loans of $10.1 million, or 4.7%, partially offset by an increase in residential real estate loans, including home equity loans, of $4.6 million, or 0.6%, and an increase in commercial real estate loans of $4.2 million, or 0.4%.

Total deposits were $2.1 billion at March 31, 2024 and December 31, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $31.9 million, or 2.1%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 70.0% of total deposits at March 31, 2024. The loan to deposit ratio decreased from 94.6% at December 31, 2023 to 94.5% at March 31, 2024.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At March 31, 2024, the Company had $800.5 million in immediate liquidity compared to $558.3 million in uninsured deposits, or 26.0% of total deposits, representing a coverage ratio of 143%. Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

1

Allowance for Credit Losses and Credit Quality

At March 31, 2024, the allowance for credit losses was $19.9 million, or 0.98% of total loans and 340.7% of nonperforming loans compared to $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans at December 31, 2023. At March 31, 2024, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total delinquent loans decreased $1.3 million, or 21.4%, from $6.0 million, or 0.30% of total loans, at December 31, 2023 to $4.7 million, or 0.23% of total loans, at March 31, 2024. At March 31, 2024 and December 31, 2023, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin was 2.57% for the three months ended March 31, 2024 compared to 2.64% for the three months ended December 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.59% for the three months ended March 31, 2024, compared to 2.66% for the three months ended December 31, 2023.

Stock Repurchase Program

On July 26, 2022, the Board of Directors authorized a stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, representing approximately 5.0% of the Company’s outstanding common stock as of the time the 2022 Plan was announced. During the three months ended March 31, 2024, the Company repurchased 200,000 shares of common stock under the 2022 Plan, with an average price per share of $8.26. As of March 31, 2024, there were 206,600 shares of common stock available for repurchase under the 2022 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2022 Plan are purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $10.90 at March 31, 2024 compared to $10.96 at December 31, 2023, while tangible book value per share, a non-GAAP financial measure, decreased $0.05, or 0.5%, from $10.30 at December 31, 2023 to $10.25 at March 31, 2024. See pages 16-18 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended March 31, 2024 Compared to the Three Months Ended December 31, 2023.

The Company reported net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024, compared to net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023. Net interest income decreased $830,000, or 5.1%, the provision for credit losses decreased $1.0 million, or 213.2%, non-interest income decreased $40,000, or 1.5%, and non-interest expense was comparable to the three months ended December 31, 2023. Return on average assets and return on average equity were 0.47% and 5.04%, respectively, for the three months ended March 31, 2024, compared to 0.39% and 4.31%, respectively, for the three months ended December 31, 2023.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary source of revenues, decreased $830,000, or 5.1%, from $16.2 million for the three months ended December 31, 2023 to $15.3 million. The decrease in net interest income was primarily the result of the interest rate paid on interest-bearing liabilities outpacing the increase in the yield on interest-earning assets. Interest expense increased $664,000, or 6.3%, while interest income decreased $166,000, or 0.6%. The increase in interest expense was a result of the higher cost of interest-bearing liabilities as well as the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.57% for the three months ended March 31, 2024 compared to 2.64% for the three months ended December 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.59% for the three months ended March 31, 2024, compared to 2.66% for the three months ended December 31, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets.

2

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.45% for the three months ended March 31, 2024, compared to 4.38% for the three months ended December 31, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.82% for the three months ended March 31, 2024, compared to 4.71% for the three months ended December 31, 2023. During the three months ended March 31, 2024, average interest-earning assets decreased $24.0 million, or 1.0% to $2.4 billion, primarily due to a decrease in average short-term investments, consisting of cash and cash equivalents, of $33.4 million, or 78.1%, partially offset by an increase in average loans of $4.6 million, or 0.2%, and an increase in average securities of $4.4 million, or 1.2%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 16 basis points from 1.81% for the three months ended December 31, 2023 to 1.97% for the three months ended March 31, 2024. For the three months ended March 31, 2024, the average cost of core deposits, which the Company defines as all deposits except time deposits, remained unchanged at 0.76%. The average cost of time deposits increased 34 basis points from 3.78% for the three months ended December 31, 2023 to 4.12% for the three months ended March 31, 2024. The average cost of borrowings, including subordinated debt, increased 8 basis points from 4.83% for the three months ended December 31, 2023 to 4.91% for the three months ended March 31, 2024. For the three months ended March 31, 2024, average demand deposits, an interest-free source of funds, decreased $31.0 million, or 5.3%, to $557.7 million, or 26.1% of total average deposits, from $588.7 million, or 27.0% of total average deposits for the three months ended December 31, 2023.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2024, the Company recorded a reversal of credit losses of $550,000, compared to a provision for credit losses of $486,000 during the three months ended December 31, 2023. The reversal of credit losses includes a $100,000 reversal for unfunded commitments primarily due to a decrease in unfunded loan commitments. Total unfunded loan commitments decreased $12.4 million, or 7.6%, to $149.9 million at March 31, 2024 from $162.3 million at December 31, 2023. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment and supportable forecast period.

During the three months ended March 31, 2024, the Company recorded net recoveries of $67,000, compared to net charge-offs of $136,000 for the three months ended December 31, 2023.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $40,000, or 1.5%, to $2.7 million for the three months ended March 31, 2024. Service charges and fees decreased $64,000, or 2.8%, from the three months ended December 31, 2023 to $2.2 million for the three months ended March 31, 2024. Income from bank-owned life insurance (“BOLI”) increased $21,000, or 4.9%, from the three months ended December 31, 2023 to $453,000 for the three months ended March 31, 2024. During the three months ended March 31, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000. The Company did not have a comparable loss during the three months ended December 31, 2023. In addition, during the three months ended March 31, 2024, the Company reported unrealized gains on marketable equity securities of $8,000, compared to unrealized losses on marketable equity securities of $1,000 during the three months ended December 31, 2023. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended March 31, 2024, non-interest expense of $14.8 million was comparable to the three months ended December 31, 2023. Salaries and benefits increased $505,000, or 6.5%, occupancy expense increased $165,000, or 13.8%, primarily due to seasonal expenses which included $113,000 in snow removal costs during the three months ended March 31, 2024. Software related expense increased $101,000, or 16.9%, data processing expense increased $74,000, or 9.4%, and FDIC insurance expense increased $72,000, or 21.3%. These increases were partially offset by decreases in professional fees of $105,000, or 15.6%, advertising expense of $28,000, or 7.4%, furniture and equipment expense of $10,000, or 2.0%, and ATM network expense of $7,000, or 1.3%. During the three months ended March 31, 2024, other non-interest expense decreased $770,000, or 38.1%, from $2.0 million for the three months ended December 31, 2023 to $1.3 million. The three months ended December 31, 2023 included a legal settlement accrual of $510,000 related to an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation.

For the three months ended March 31, 2024, the efficiency ratio was 82.0% compared to 78.3% for the three months ended December 31, 2023. The increase in the efficiency ratio was primarily the result of a 4.6% decrease in total revenues during the same period. See pages 16-18 for the efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

3

Income Tax Provision

Income tax expense for the three months ended March 31, 2024 was $827,000 with an effective tax rate of 21.8%, compared to income tax expense of $1.1 million with an effective tax rate of 30.6%, for the three months ended December 31, 2023. The effective tax rate for the three months ended December 31, 2023 was negatively impacted by discrete items totaling $285,000, while the lower effective tax rate for the three months ended March 31, 2024 was due to lower projected pre-tax income for the twelve months ended December 31, 2024.

Net Income for the Three Months Ended March 31, 2024 Compared to the Three Months Ended March 31, 2023.

The Company reported net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024, compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023. Net interest income decreased $3.2 million, or 17.1%, the provision for credit losses decreased $162,000, or 41.8%, non-interest income decreased $305,000, or 10.2%, and non-interest expense decreased $114,000, or 0.8%. For the three months ended March 31, 2024, return on average assets and return on average equity were 0.47% and 5.04%, respectively, compared to 0.84% and 9.31%, respectively, for the three months ended March 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income, our primary driver of revenues, decreased $3.2 million, or 17.1%, to $15.3 million for the three months ended March 31, 2024, from $18.5 million for the three months ended March 31, 2023. The decrease in net interest income was the result of the interest rate paid on interest-bearing liabilities outpacing the increase in the yield on interest-earning assets. Interest expense increased $6.1 million, or 119.3%, while interest and dividend income increased $3.0 million, or 12.5%. The increase in interest expense was a result of the higher cost of interest-bearing liabilities as well as the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.57% for the three months ended March 31, 2024, compared to 3.14%, for the three months ended March 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.59% for the three months ended March 31, 2024, compared to 3.16% for the three months ended March 31, 2023. The Company’s net interest margin, during the three months ended March 31, 2024, continued to be negatively impacted by higher deposit costs as well as a shift in the deposit mix from low-cost core deposits to high-cost deposits.

The average yield on interest-earning assets increased 44 basis points from 4.01% for the three months ended March 31, 2023 to 4.45% for the three months ended March 31, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.82% for the three months ended March 31, 2024, compared to 4.34% for the three months ended March 31, 2023. During the three months ended March 31, 2024, average interest-earning assets increased $9.6 million, or 0.4% to $2.4 billion, primarily due to an increase in average loans of $28.6 million, or 1.4%, an increase in average short-term investments, consisting of cash and cash equivalents, of $3.5 million, or 58.8%, partially offset by a decrease in average securities of $22.9 million, or 6.0%.

During the three months ended March 31, 2024, the average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 106 basis points, from 0.91% for the three months ended March 31, 2023 to 1.97% for the three months ended March 31, 2024. The average cost of core deposits, which include non-interest-bearing demand accounts, increased 23 basis points, from 0.53% for the three months ended March 31, 2023 to 0.76% for the three months ended March 31, 2024. The average cost of time deposits increased 241 basis points from 1.71% for the three months ended March 31, 2023 to 4.12% for the three months ended March 31, 2024. The average cost of borrowings, including subordinated debt, increased 7 basis points from 4.84% for the three months ended March 31, 2023 to 4.91% for the three months ended March 31, 2024. For the three months ended March 31, 2024, average demand deposits, an interest-free source of funds, decreased $81.5 million, or 12.7%, to $557.7 million, or 26.1% of total average deposits, from $639.2 million, or 29.0% of total average deposits for the three months ended March 31, 2023.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2024, the Company recorded a reversal of credit losses of $550,000, compared to a reversal of credit losses of $388,000 during the three months ended March 31, 2023. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment and supportable forecast period.

The Company recorded net recoveries of $67,000 for the three months ended March 31, 2024, compared to net charge-offs of $1.9 million for the three months ended March 31, 2023. The charge-offs during the three months ended March 31, 2023 were related to one commercial relationship.

4

Non-Interest Income

Non-interest income decreased $305,000, or 10.2%, to $2.7 million for the three months ended March 31, 2024, from $3.0 million for the three months ended March 31, 2023. During the three months ended March 31, 2024, service charges and fees on deposits increased $32,000, or 1.5%, income from BOLI increased $13,000, or 3.0%, from $440,000 for the three months ended March 31, 2023 to $453,000 for the three months ended March 31, 2024. During the three months ended March 31, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000. The Company did not have a comparable loss during the three months ended March 31, 2023. During the three months ended March 31, 2024, the Company reported unrealized gains on marketable equity securities of $8,000. The Company did not have comparable unrealized gains or losses during the three months ended March 31, 2023. During the three months ended March 31, 2023, the Company reported a gain on non-marketable equity investments of $352,000. The Company did not have comparable unrealized gains or losses during the three months ended March 31, 2024. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

5

Non-Interest Expense

For the three months ended March 31, 2024, non-interest expense decreased $114,000, or 0.8%, to $14.8 million, from $14.9 million for the three months ended March 31, 2023. Salaries and employee benefits decreased $187,000, or 2.2%, professional fees decreased $188,000, or 24.8%, other non-interest expense decreased $98,000, or 7.3%, advertising expense decreased $68,000, or 16.3%, and furniture and equipment expense decreased $2,000, or 0.4%. Software expense increased $185,000, or 36.1%, data processing expense increased $109,000, or 14.5%, ATM network expense increased $62,000, or 12.6%, FDIC insurance expense increased $58,000, or 16.5%, and occupancy expense increased $15,000, or 1.1%.

For the three months ended March 31, 2024, the efficiency ratio was 82.0%, compared to 69.3% for March 31, 2023. The increase in the efficiency ratio was primarily the result of a $3.5 million, or 16.1%, decrease in total revenues as a result of the interest paid on interest-bearing liabilities outpacing the increase in the yield on interest-earning assets. See pages 16-18 for the efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended March 31, 2024 was $827,000, or an effective tax rate of 21.8%, compared to $1.7 million, or an effective tax rate of 24.0%, for three months ended March 31, 2023.

Balance Sheet

At March 31, 2024, total assets were $2.6 billion, a decrease of $7.3 million, or 0.3%, from December 31, 2023. The decrease in total assets was mainly related to a decrease in total loans of $1.8 million, or 0.1%, a decrease in investment securities of $855,000, or 0.2%, to $359.8 million, and a decrease in cash and cash equivalents of $6.2 million, or 21.6%, to $22.6 million.

Investments

At March 31, 2024 and December 31, 2023, the available-for-sale (“AFS”) and held-to-maturity (“HTM”) securities portfolio represented 14.1% of total assets. At March 31, 2024, the Company’s AFS securities portfolio, recorded at fair market value, increased $1.3 million, or 0.9%, from $137.1 million at December 31, 2023 to $138.4 million. The HTM securities portfolio, recorded at amortized cost, decreased $2.2 million, or 1.0%, from $223.4 million at December 31, 2023 to $221.2 million at March 31, 2024.

At March 31, 2024, the Company reported unrealized losses on the AFS securities portfolio of $31.7 million, or 18.6% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $29.2 million, or 17.5% of the amortized cost basis of the AFS securities at December 31, 2023. At March 31, 2024, the Company reported unrealized losses on the HTM securities portfolio of $39.6 million, or 17.9%, of the amortized cost basis of the HTM securities portfolio, compared to $35.7 million, or 16.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2023.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $4.1 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At March 31, 2024 and December 31, 2023, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

At March 31, 2024, total loans decreased $1.8 million, or 0.1%, to $2.0 billion from December 31, 2023. Commercial and industrial loans decreased $10.1 million, or 4.7%. The decrease in commercial and industrial loans was partially offset by an increase in residential real estate loans, including home equity loans, of $4.6 million, or 0.6%, and an increase in commercial real estate loans of $4.2 million, or 0.4%. The decrease in commercial and industrial loans at March 31, 2024 was due to the payoff of one substandard commercial loan relationship totaling $13.0 million during the three months ended March 31, 2024.

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The following table is a summary of our outstanding loan balances for the periods indicated:

	March 31, 2024	December 31, 2023
	(Dollars in thousands)

Commercial real estate loans	$1,083,910	$1,079,751

Residential real estate loans:
Residential	615,277	612,315
Home equity	111,488	109,839
Total residential real estate loans	726,765	722,154

Commercial and industrial loans	207,307	217,447

Consumer loans	4,998	5,472
Total gross loans	2,022,980	2,024,824
Unamortized premiums and net deferred loans fees and costs	2,586	2,493
Total loans	$2,025,566	$2,027,317

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was 0.23% of total loans at March 31, 2024, compared to 0.30% of total loans at December 31, 2023. At March 31, 2024, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. At March 31, 2024 and December 31, 2023, there were no loans 90 or more days past due and still accruing interest. At March 31, 2024 and December 31, 2023, nonperforming assets to total assets was 0.23% and 0.25%, respectively. At March 31, 2024 and December 31, 2023, the Company did not have any other real estate owned.

At March 31, 2024, the allowance for credit losses as a percentage of total loans was 0.98%, compared to 1.00% at December 31, 2023. At March 31, 2024, the allowance for credit losses as a percentage of nonperforming loans was 340.7%, compared to 315.6% at December 31, 2023.

Total classified loans, defined as special mention and substandard loans, decreased $2.7 million, or 6.9%, from $39.5 million, or 1.9% of total loans, at December 31, 2023 to $36.8 million, or 1.8%, of total loans at March 31, 2024. We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

Total deposits were $2.1 billion at March 31, 2024 and December 31, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $31.9 million, or 2.1%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 70.0% of total deposits, at March 31, 2024. Money market accounts decreased $9.9 million, or 1.6%, to $624.5 million, non-interest-bearing deposits decreased $19.7 million, or 3.4%, to $559.9 million, interest-bearing checking accounts decreased $5.6 million, or 4.3%, to $125.4 million and savings accounts increased $3.3 million, or 1.8%, to $190.7 million. Time deposits increased $31.8 million, or 5.2%, from $611.4 million at December 31, 2023 to $643.2 million at March 31, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at March 31, 2024 and December 31, 2023.

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The table below is a summary of our deposit balances for the periods noted:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
	(Dollars in thousands)
Core Deposits:
Demand accounts	$559,928	$579,595	$593,601	$584,511	$625,656
Interest bearing accounts	125,377	131,031	152,886	162,823	133,727
Savings accounts	190,732	187,405	192,321	203,376	218,800
Money market accounts	624,474	634,361	654,909	672,483	721,219
Total Core Deposits	$1,500,511	$1,532,392	$1,593,717	$1,623,193	$1,699,402

Time Deposits	643,236	611,352	582,586	534,781	457,726
Total Deposits:	$2,143,747	$2,143,744	$2,176,303	$2,157,974	$2,157,128

During the three months ended March 31, 2024, the Company continued to experience an unfavorable shift in deposit mix from low cost core deposits to high cost time deposits as customers continue to migrate to higher deposit rates. The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term customer relationship base by competing for and retaining deposits in our local market. At March 31, 2024, the Bank’s uninsured deposits represented 26.0% of total deposits, compared to 26.8% at December 31, 2023.

FHLB and Subordinated Debt

At March 31, 2024, total borrowings decreased $4.7 million, or 3.0%, from $156.5 million at December 31, 2023 to $151.8 million. Short-term borrowings decreased $4.6 million, or 28.8%, to $11.5 million, compared to $16.1 million at December 31, 2023. Long-term borrowings were $120.6 million at March 31, 2024 and at December 31, 2023. Long-term borrowings consisted of $30.6 million outstanding with the FHLB and $90.0 million outstanding under the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) at March 31, 2024 and at December 31, 2023. At March 31, 2024 and December 31, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes.

Capital

At March 31, 2024, shareholders’ equity was $235.8 million, or 9.2% of total assets, compared to $237.4 million, or 9.3% of total assets, at December 31, 2023. The decrease was primarily attributable to an increase in accumulated other comprehensive loss of $1.9 million, $1.8 million for the repurchase of common stock and cash dividends paid of $1.5 million, partially offset by net income of $3.0 million. At March 31, 2024, total shares outstanding were 21,627,690.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets. Total Risk-Based Capital Ratio was 14.7% at March 31, 2024 and December 31, 2023.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.77% at March 31, 2024 and 9.62% at December 31, 2023. The Bank’s tangible common equity (“TCE”) to tangible assets ratio, a non-GAAP financial measure, was 8.85% at March 31, 2024, compared to 8.78% at December 31, 2023.  Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available-for-sale securities. TCE is a non-GAAP measure. See pages 16-18 for the related TCE to tangible assets ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

8

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

  unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
  the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
  unstable political and economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
  inflation and governmental responses to inflation, including recent and potential future increases in interest rates that reduce margins;
  the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
  significant changes in accounting, tax or regulatory practices or requirements;
  new legal obligations or liabilities or unfavorable resolutions of litigation;
  disruptive technologies in payment systems and other services traditionally provided by banks;
  the highly competitive industry and market area in which we operate;
  changes in business conditions and inflation;
  operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
  failure or circumvention of our internal controls or procedures;
  changes in the securities markets which affect investment management revenues;
  increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
  the soundness of other financial services institutions which may adversely affect our credit risk;
  certain of our intangible assets may become impaired in the future;
  new lines of business or new products and services, which may subject us to additional risks;
  changes in key management personnel which may adversely impact our operations;
  severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
  other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

9

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
INTEREST AND DIVIDEND INCOME:
Loans	$24,241	$23,939	$23,451	$22,450	$21,329
Securities	2,114	2,094	2,033	2,094	2,149
Other investments	136	140	166	146	106
Short-term investments	113	597	251	119	54
Total interest and dividend income	26,604	26,770	25,901	24,809	23,638

INTEREST EXPENSE:
Deposits	9,293	8,773	7,704	6,069	4,103
Short-term borrowings	283	123	117	646	703
Long-term debt	1,428	1,444	1,444	995	74
Subordinated debt	254	254	253	253	254
Total interest expense	11,258	10,594	9,518	7,963	5,134

Net interest and dividend income	15,346	16,176	16,383	16,846	18,504

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(550)	486	354	420	(388)

Net interest and dividend income after (reversal of) provision for credit losses	15,896	15,690	16,029	16,426	18,892

NON-INTEREST INCOME:
Service charges and fees	2,219	2,283	2,145	2,241	2,187
Income from bank-owned life insurance	453	432	454	494	440
Unrealized gain (loss) on marketable equity securities	8	(1)	—	—	—
Gain on non-marketable equity investments	—	—	238	—	352
Loss on disposal of premises and equipment	(6)	—	(3)	—	—
Loss on defined benefit plan termination	—	—	—	(1,143)	—
Gain on bank-owned life insurance death benefit	—	—	778	—	—
Total non-interest income	2,674	2,714	3,612	1,592	2,979

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,244	7,739	7,955	8,089	8,431
Occupancy	1,363	1,198	1,159	1,203	1,348
Furniture and equipment	484	494	482	492	486
Data processing	862	788	824	792	753
Software	699	598	529	526	514
ATM network, net	552	559	562	528	490
Professional fees	569	674	643	803	757
FDIC insurance	410	338	341	290	352
Advertising	349	377	362	339	417
Other	1,250	2,020	1,262	1,489	1,348
Total non-interest expense	14,782	14,785	14,118	14,551	14,896

INCOME BEFORE INCOME TAXES	3,788	3,619	5,523	3,467	6,975

INCOME TAX PROVISION	827	1,108	1,033	704	1,671
NET INCOME	$2,961	$2,511	$4,490	$2,763	$5,304

Basic earnings per share	$0.14	$0.12	$0.21	$0.13	$0.24
Weighted average shares outstanding	21,180,968	21,253,452	21,560,940	21,634,683	21,699,042
Diluted earnings per share	$0.14	$0.12	$0.21	$0.13	$0.24
Weighted average diluted shares outstanding	21,271,323	21,400,664	21,680,113	21,648,235	21,716,869

Other Data:
Return on average assets (1)	0.47%	0.39%	0.70%	0.43%	0.84%
Return on average equity (1)	5.04%	4.31%	7.60%	4.72%	9.31%
Efficiency ratio	82.03%	78.27%	70.61%	78.92%	69.34%
Adjusted efficiency ratio (2)	82.04%	78.26%	74.38%	74.31%	70.49%
Net interest margin	2.57%	2.64%	2.70%	2.81%	3.14%
Net interest margin, on a fully tax-equivalent basis	2.59%	2.66%	2.72%	2.83%	3.16%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, loss on disposal of premises and equipment, and loss on defined benefit plan termination.

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Cash and cash equivalents	$22,613	$28,840	$62,267	$31,689	$23,230
Available-for-sale securities, at fair value	138,362	137,115	130,709	141,481	146,373
Held to maturity securities, at amortized cost	221,242	223,370	225,020	222,900	226,996
Marketable equity securities, at fair value	222	196	—	—	6,309
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,105	3,707	3,063	3,226	7,173

Loans	2,025,566	2,027,317	2,014,820	2,015,593	2,006,499
Allowance for credit losses	(19,884)	(20,267)	(19,978)	(19,647)	(19,031)
Net loans	2,005,682	2,007,050	1,994,842	1,995,946	1,987,468

Bank-owned life insurance	75,598	75,145	74,713	75,554	75,060
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,719	1,813	1,906	2,000	2,094
Other assets	76,206	74,848	79,998	77,001	74,825
TOTAL ASSETS	$2,557,236	$2,564,571	$2,585,005	$2,562,284	$2,562,015

Total deposits	$2,143,747	$2,143,744	$2,176,303	$2,157,974	$2,157,128
Short-term borrowings	11,470	16,100	8,890	7,190	98,990
Long-term debt	120,646	120,646	121,178	121,178	31,178
Subordinated debt	19,722	19,712	19,702	19,692	19,682
Securities pending settlement	—	140	2,253	—	—
Other liabilities	25,855	26,820	25,765	22,252	21,815
TOTAL LIABILITIES	2,321,440	2,327,162	2,354,091	2,328,286	2,328,793

TOTAL SHAREHOLDERS' EQUITY	235,796	237,409	230,914	233,998	233,222
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,557,236	$2,564,571	$2,585,005	$2,562,284	$2,562,015

11

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Shares outstanding at end of period	21,627,690	21,666,807	21,927,242	22,082,403	22,209,347

Operating results:
Net interest income	$15,346	$16,176	$16,383	$16,846	$18,504
(Reversal of) provision for credit losses	(550)	486	354	420	(388)
Non-interest income	2,674	2,714	3,612	1,592	2,979
Non-interest expense	14,782	14,785	14,118	14,551	14,896
Income before income provision for income taxes	3,788	3,619	5,523	3,467	6,975
Income tax provision	827	1,108	1,033	704	1,671
Net income	2,961	2,511	4,490	2,763	5,304

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	2.59%	2.66%	2.72%	2.83%	3.16%
Interest rate spread, on a fully tax-equivalent basis	1.86%	1.98%	2.09%	2.29%	2.76%
Return on average assets	0.47%	0.39%	0.70%	0.43%	0.84%
Return on average equity	5.04%	4.31%	7.60%	4.72%	9.31%
Adjusted efficiency ratio (non-GAAP) (1)	82.04%	78.26%	74.38%	74.31%	70.49%

Per Common Share Data:
Basic earnings per share	$0.14	$0.12	$0.21	$0.13	$0.24
Per diluted share	0.14	0.12	0.21	0.13	0.24
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	10.90	10.96	10.53	10.60	10.50
Tangible book value per share (non-GAAP)	10.25	10.30	9.87	9.94	9.84

Asset Quality:
30-89 day delinquent loans	$3,000	$4,605	$4,097	$4,092	$1,669
90 days or more delinquent loans	1,716	1,394	1,527	1,324	1,377
Total delinquent loans	4,716	5,999	5,624	5,416	3,046
Total delinquent loans as a percentage of total loans	0.23%	0.30%	0.28%	0.27%	0.15%
Nonperforming loans	$5,837	$6,421	$6,290	$5,755	$5,794
Nonperforming loans as a percentage of total loans	0.29%	0.32%	0.31%	0.29%	0.29%
Nonperforming assets as a percentage of total assets	0.23%	0.25%	0.24%	0.22%	0.23%
Allowance for credit losses as a percentage of nonperforming loans	340.65%	315.64%	317.62%	341.39%	328.46%
Allowance for credit losses as a percentage of total loans	0.98%	1.00%	0.99%	0.97%	0.95%
Net loan (recoveries) charge-offs	$(67)	$136	$78	$(25)	$1,850
Net loan (recoveries) charge-offs as a percentage of average loans	0.00%	0.01%	0.00%	0.00%	0.09%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, loss on disposal of premises and equipment, and loss on defined benefit plan termination.

12

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,021,713	$24,351	4.84%	$2,017,089	$24,052	4.73%	$1,993,124	$21,449	4.36%
Securities(2)	359,493	2,114	2.37	355,078	2,094	2.34	382,373	2,149	2.28
Other investments	12,494	136	4.38	12,119	140	4.58	12,098	106	3.55
Short-term investments(3)	9,386	113	4.84	42,826	597	5.53	5,909	54	3.71
Total interest-earning assets	2,403,086	26,714	4.47	2,427,112	26,883	4.39	2,393,504	23,758	4.03
Total non-interest-earning assets	154,410			158,435			152,539
Total assets	$2,557,496			$2,585,547			$2,546,043

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$135,559	234	0.69	$139,894	260	0.74	$139,755	263	0.76
Savings accounts	186,125	39	0.08	187,047	39	0.08	218,797	45	0.08
Money market accounts	626,267	2,587	1.66	657,407	2,716	1.64	777,673	1,995	1.04
Time deposit accounts	627,699	6,433	4.12	603,860	5,758	3.78	427,895	1,800	1.71
Total interest-bearing deposits	1,575,650	9,293	2.37	1,588,208	8,773	2.19	1,564,120	4,103	1.06
Short-term borrowings and long-term debt	160,802	1,965	4.91	149,585	1,821	4.83	86,360	1,031	4.84
Interest-bearing liabilities	1,736,452	11,258	2.61	1,737,793	10,594	2.42	1,650,480	5,134	1.26
Non-interest-bearing deposits	557,711			588,748			639,162
Other non-interest-bearing liabilities	27,078			27,847			25,331
Total non-interest-bearing liabilities	584,789			616,595			664,493
Total liabilities	2,321,241			2,354,388			2,314,973
Total equity	236,255			231,159			231,070
Total liabilities and equity	$2,557,496			$2,585,547			$2,546,043
Less: Tax-equivalent adjustment(2)		(110)			(113)			(120)
Net interest and dividend income		$15,346			$16,176			$18,504
Net interest rate spread(4)			1.85%			1.96%			2.74%
Net interest rate spread, on a tax-equivalent basis(5)			1.86%			1.98%			2.76%
Net interest margin(6)			2.57%			2.64%			3.14%
Net interest margin, on a tax-equivalent basis(7)			2.59%			2.66%			3.16%
Ratio of average interest-earning
assets to average interest-bearing liabilities			138.39%			139.67%			145.02%

__________________________________________________
(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

13

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
			(In thousands)
Loans (no tax adjustment)	$24,241	$23,939	$23,451	$22,450	$21,329
Tax-equivalent adjustment	110	113	117	122	120
Loans (tax-equivalent basis)	$24,351	$24,052	$23,568	$22,572	$21,449

Net interest income (no tax adjustment)	$15,346	$16,176	$16,383	$16,846	$18,504
Tax equivalent adjustment	110	113	117	122	120
Net interest income (tax-equivalent basis)	$15,456	$16,289	$16,500	$16,968	$18,624

Average interest-earning assets	$2,403,086	$2,427,112	$2,402,987	$2,405,077	$2,393,504
Net interest margin (no tax adjustment)	2.57%	2.64%	2.70%	2.81%	3.14%
Net interest margin, tax-equivalent	2.59%	2.66%	2.72%	2.83%	3.16%

Book Value per Share (GAAP)	$10.90	$10.96	$10.53	$10.60	$10.50
Non-GAAP adjustments:
Goodwill	(0.58)	(0.58)	(0.57)	(0.57)	(0.56)
Core deposit intangible	(0.07)	(0.08)	(0.09)	(0.09)	(0.10)
Tangible Book Value per Share (non-GAAP)	$10.25	$10.30	$9.87	$9.94	$9.84

Total Bank Equity (GAAP)	$241,480	$242,780	$234,612	$240,041	$238,887
Non-GAAP adjustments:
Goodwill	(12,487)	(12,487)	(12,487)	(12,487)	(12,487)
Core deposit intangible net of associated deferred tax liabilities	(1,236)	(1,303)	(1,370)	(1,438)	(1,505)
Tangible Capital (non-GAAP)	$227,757	$228,990	$220,755	$226,116	$224,895

14

	For the quarter ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
			(In thousands)
Tangible Capital (non-GAAP)	$227,757	$228,990	$220,755	$226,116	$224,895
Unrealized losses on HTM securities net of tax	(28,441)	(25,649)	(34,622)	(27,286)	(25,825)
Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)	$199,316	$203,341	$186,133	$198,830	$199,070

Tangible Capital (non-GAAP)	$227,757	$228,990	$220,755	$226,116	$224,895
Unrealized losses on AFS securities net of tax	(23,637)	(21,744)	(28,686)	(23,224)	(22,022)
Adjusted Tangible Capital for Impact of Unrealized Losses on AFS Securities Net of Tax (non-GAAP)	$204,120	$207,246	$192,069	$202,892	$202,873

Common Equity Tier (CET) 1 Capital	$251,394	$250,734	$249,441	$249,340	$247,996
Unrealized losses on HTM securities net of tax	(28,441)	(25,649)	(34,622)	(27,286)	(25,825)
Unrealized losses on defined benefit plan net of tax	—	—	—	—	(1,079)
Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)	$222,953	$225,085	$214,819	$222,054	$221,092

Total Assets for Leverage Ratio (non-GAAP)	$2,572,525	$2,607,260	$2,574,402	$2,572,583	$2,560,973

Tier 1 Leverage Ratio	9.77%	9.62%	9.69%	9.69%	9.68%

Tangible Common Equity (non-GAAP) = Tangible Capital (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.85%	8.78%	8.58%	8.79%	8.78%

Adjusted Common Equity Tier 1 Capital for AFS Impact (non-GAAP) = Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.67%	8.63%	8.34%	8.63%	8.63%

Adjusted Tangible Common Equity for AFS Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on AFS Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.93%	7.95%	7.46%	7.89%	7.92%

Adjusted Tangible Common Equity for HTM Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.75%	7.80%	7.23%	7.73%	7.77%

15

	For the quarter ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
	(In thousands)
Efficiency Ratio:
Non-interest Expense (GAAP)	$14,782	$14,785	$14,118	$14,551	$14,896
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$14,782	$14,785	$14,118	$14,551	$14,896

Net Interest Income (GAAP)	$15,346	$16,176	$16,383	$16,846	$18,504

Non-interest Income (GAAP)	$2,674	$2,714	$3,612	$1,592	$2,979
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	(8)	1	—	—	—
Gain on non-marketable equity investments	—	—	(238)	—	(352)
Loss on disposal of premises and equipment	6	—	3	—	—
Loss on defined benefit plan termination	—	—	—	1,143	—
Gain on bank-owned life insurance death benefit	—	—	(778)	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,672	$2,715	$2,599	$2,735	$2,627
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$18,018	$18,891	$18,982	$19,581	$21,131

Efficiency Ratio (GAAP)	82.03%	78.27%	70.61%	78.92%	69.34%

Adjusted Efficiency Ratio (Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	82.04%	78.26%	74.38%	74.31%	70.49%

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